CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated August 13, 1996, relating to the combined financial statements of Holt's Cigar Holdings, Inc. and Affiliates, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Schmeltzer o Master Group, P.C.

Wyncote, Pennsylvania
November 3, 1997